Exhibit 10.26

WABASH NATIONAL CORPORATION
2004 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

      Wabash National Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement and in the Wabash National Corporation 2004 Stock Incentive Plan (the “Plan”).

Grant Date: March 7, 2005

Name of Grantee: William P. Greubel

Grantee’s Social Security Number:                      -                     -

Number of Shares of Stock Covered by Grant: 25,110

Purchase Price per Share of Stock: $0.01

           Vesting Start Date: March 7, 2005

      By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:	/s/ William P. Greubel (Signature)

Company:	/s/ Cynthia J. Kretz (Signature)

Title: Vice President, General Counsel and Secretary

Attachment

            This is not a stock certificate or a negotiable instrument.

WABASH NATIONAL CORPORATION
2004 STOCK INCENTIVE PLAN
STOCK UNIT AGREEMENT

Stock Unit/ Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process. The purchase price for the Stock Units is deemed paid by your services to the Company.

Vesting	Your Stock Unit grant shall vest as to:

— one-third (1/3) of the total number of Stock Units covered by this grant, as shown on the cover sheet, on the third anniversary of the Vesting Start Date (“Anniversary Date”), provided you then continue in Service.

— provided you then continue in Service, one-third (1/3) of the Stock Units shall vest on the fourth and fifth Anniversary Date.

The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

If your Service terminates for any reason, other than Retirement, you will forfeit any Stock Units in which you have not yet become vested. For the purpose of this Agreement, “Retirement” means your termination of Service on or after July 1, 2007, if such termination is approved by the Compensation Committee (both as to timing and associated conditions) as a Retirement.

If your Service terminates due to Retirement and you are subject to, and comply with, any non-competition and non-solicitation agreements imposed by the Compensation Committee, your Stock Units will continue to vest for the three year period following your Retirement (or, if earlier, until the Stock Units are fully vested). If you fail to comply with such non-competition and non-solicitation agreements, vesting of your Stock Units will cease and you will forfeit any unvested Stock Units.

Delivery of Stock Pursuant to	A certificate for the shares of Stock represented by your Stock Unit Agreement shall be delivered to you, or to your

Units	eligible beneficiary or your estate when the Stock Units are fully vested, if such Stock Units become fully vested prior to your Retirement. If the Stock Units are not fully vested at the time of your Retirement, a certificate for the shares of Stock represented by your Stock Unit Agreement, to the extent vested, shall be delivered to you, or to your eligible beneficiary or your estate on the third anniversary of your Retirement; provided, that, if your Service terminates for a reason other than for Cause prior to your Retirement, you will instead be delivered a certificate for the vested portion of the shares of Stock represented by your Stock Unit Agreement. If your Service terminates for Cause, you shall forfeit of all of your Stock Units.

Notwithstanding the preceding paragraph:

•	If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and

•	If the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

      By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

4